    Exhibit 11.1
    ------------

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                               AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                                                                      Six Months Ended
                        Period from                                       June 30,
                    February 4, 1994 to       Year Ended       -------------------------------
                    December 31, 1994     December 31, 1995        1995              1996
                   --------------------   ------------------   -------------     -------------
Net Loss           $          (577,280)   $      (2,425,238)    $  (793,080)     $(3,232,426)
                   --------------------   ------------------    ------------     ------------
Weighted
average number
of common
shares
outstanding                   -                    -                  -                -


Dilutive effect
of preferred
stock, stock
options and
warrants                      -                    -                  -                -
                   --------------------   ------------------    ------------     ------------

Weighted
average number
of common and
common share
equivalents
outstanding                   -                    -                  -                -
                   --------------------   ------------------    ------------     ------------


Net Loss per
common and
common share
equivalent         $          -           $        -            $     -          $     -
                   ====================   ==================    ============     ============
